Exhibit 3.8

Registre de Commerce et des Sociétés
Numéro RCS : B195226
Référence de dépôt : L210007865
Déposé et enregistré le 14/01/2021

JBS HOLDING LUXEMBOURG S.A R.L.
Société à responsabilité limitée
8-10, avenue de la Gare, L-1610 Luxembourg
R.C.S. Luxembourg B 195.226

CONSTITUTION:

La société a été constituée suivant un acte reçu par Maître Francis Kesseler, notaire de résidence à Luxembourg, Grand-Duché de Luxembourg, en date du 17 fevrier 2015, publié dans le Mémorial C – Recueil des Sociétés et Associations numéro 1050 en date du 22 avril 2015.

dernières MODIFICATIONS :

Date	Notaire	Publication RESA
29.05.2019	Jacques KESSELER	RESA_2019_152.690	03.07.2019
03.12.2020	Henri BECK	RESA_2020_284.616	21.12.2020

STATUTS COORDONNES

I. Name - Registered office - Object - Duration

Art. 1. Name

The name of the private limited liability company is “JBS Holding Luxembourg S.à r.l.” (the “Company”). The Company is a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand-Duchy of Luxembourg and, in particular, the amended and consolidated law of August 10, 1915 on commercial companies (the “Law”), and these articles of association (the “Articles”).

Art. 2. Registered office

2.1. The registered office of the Company is established in the municipality of Luxembourg, Grand-Duchy of Luxembourg. It may be transferred to any other place in the Grand-Duchy of Luxembourg by a resolution of the board of managers (the “Board”). The Board is authorized to amend the Articles in order to reflect and record any change of the registered office of the Company in accordance with this article 2.1.

2.2. Branches, subsidiaries or other offices may be established in the Grand-Duchy of Luxembourg or abroad by a resolution of the Board. Where the Board determines that extraordinary political or military developments or events have occurred or are imminent and that these developments or events may interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these circumstances. Such temporary measures have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, remains a Luxembourg incorporated company.

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Art. 3. Corporate object

3.1. The object of the Company is the acquisition of participations, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the management of such participations. The Company may in particular acquire by subscription, purchase, and exchange or in any other manner any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and more generally any securities and financial instruments issued by any public or private entity whatsoever. It may participate in the creation, development, management and control of any company or enterprise. It may further invest in the acquisition and management of a portfolio of intellectual property rights of any nature or origin whatsoever. It may open branches in Luxembourg and abroad.

3.2. The Company may borrow in any form. It may issue notes, bonds and debentures and any kind of debt. The Company may issue by way of private placement only, corporate units and profit units (parts bénéficiaires). The Company may acquire participations in loans and/or lend funds including the proceeds of any borrowings and/or issues of debt securities to its subsidiaries, affiliated companies or to any other company which form part of the group of companies to which the Company belongs. It may also give guarantees and grant securities interest in favor of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company which form part of the group of companies to which the Company belongs. The Company may further pledge, transfer, encumber or otherwise create security over all or over some of its assets.

3.3. The Company may employ any techniques and instruments relating to its investments for the purpose of their efficient management, including techniques and instruments designed to protect the Company against credit, currency exchange, interest rate risks and other risks.

3.4. The Company may generally carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purposes.

Art. 4. Duration

4.1. The Company is formed for an unlimited duration.

4.2. The Company is not dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one (1) or several members.

II. Capital - Corporate units Art.

5. Capital

5.1. The corporate capital is set at twenty-seven million nine hundred and five thousand six hundred and ninety United-States Dollars (USD 27,905,690.00), represented by twenty-seven million nine hundred and five thousand six hundred and ninety (27,905,690.00) corporate units in registered form, having a par value of one United States Dollar (USD 1) each, all subscribed and fully paid-up.

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5.2. The corporate capital may be increased or decreased in one (1) or several times by a resolution of the members, acting in accordance with the conditions prescribed for the amendment of the Articles.

Art. 6. Corporate units

6.1. The corporate units are indivisible and the Company recognizes only one (1) owner per corporate unit. In case of joint ownership of one (1) or several corporate unit(s), the Company is entitled to suspend the rights attached thereto, except for the information right provided by article 461-6 of the Law, until one (1) person only has been designated as the owner of the corporate unit(s) towards the Company.

6.2. Corporate units are freely transferable among members.

(i) Where the Company has a sole member, corporate units are freely transferable to third parties.

(ii) Where the Company has more than one (1) member, the transfer of corporate units (inter vivos) to third parties is subject to the prior approval of members representing at least seventy-five percent (75%) of the corporate units in issue, in accordance with the article 710- 12 of the Law.

(iii) If a member intends to transfer one (1) or more corporate units to third parties, such transferring member shall send a notice to the Company in accordance with article 17 of the Articles with details on the proposed transfer, the number of corporate units to be transferred and the identity of the transferee(s) (the “Transfer Notification”).

(iv) If the proposed transfer is not approved by the members of the Company in the conditions mentioned in article 6.2 (ii) of the Articles, the members may, within three (3) months from the date of refusal, acquire or cause them to be acquired at a price determined in accordance with article 6.2 (vii), except if the transferring member decides to forgo the transfer. The three (3) months period can be extended by the president of the chamber of the district court dealing with commercial matters and sitting as in summary proceedings upon request of the manager(s). Such extension shall not exceed six (6) months.

(v) The Company may also decide, with the consent of the transferring member and to the extent the members have not proposed to acquire or cause to acquire the relevant corporate units by the latter, within the same timeframe, to reduce the corporate capital of the Company by an amount corresponding to the par value of such corporate units and redeem them at the price determined in accordance with article 6.2 (vii) of the Articles.

(vi) The transfer of corporate units by reason of death to third parties must be approved by the members representing at least seventy-five percent (75%) of the corporate units in issue owned by the survivors, according to the article 710-12 of the Law. The procedure to follow is similar to the one described in the Articles for a transfer inter vivos.

(vii) For the purpose of articles 6.2 (iv) and 6.2 (v) of the Articles, the transfer price or the redemption price shall correspond to the fair value of the corporate units as determined in good faith by the Board. In case of disagreement regarding the transfer price or the redemption price, such price shall be determined by the president of the chamber of the district court dealing with commercial matters and sitting as in summary proceedings. The value of the corporate units to be transferred is set as of the date of the receipt of the Transfer Notification in case of transfer inter vivos and as of the date of the death in case of transfer by reason of death.

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(viii) A corporate unit transfer is only binding upon the Company or third parties following a notification to, or acceptance by, the Company in accordance with article 1690 of the Civil Code.

6.3. A register of members is kept at the registered office and may be examined by each member upon request.

6.4. The Company, acting through the Board, may redeem its own corporate units in accordance with the provisions of article 710-5 (3) of the Law.

6.5. The Board is authorized to cancel any redeemed corporate units held in treasury and to decrease the corporate capital accordingly, in accordance with article 710-5 (7) of the Law.

III. Management - Representation

Art. 7. Appointment and Removal of managers

7.1. The Company is managed by one (1) or more managers appointed by a resolution of the members which sets the term of their office. The managers need not be members.

7.2. The managers may be removed at any time (with or without cause) by a resolution of the members.

Art. 8. Board of managers

If several managers have been appointed, they will constitute a board of managers (the “Board” as defined here above). The member(s) may decide to qualify the appointed managers as category A manager(s) (the “Category A Managers”) and category B manager(s) (the “Category B Managers”).

8.1. Powers of the board of managers

(i) All powers not expressly reserved to the member(s) by the Law or the Articles fall within the competence of the Board, who has all powers to carry out and approve all acts and operations consistent with the corporate object.

(ii) Special and limited powers may be delegated for specific matters to one (1) or more agents by the Board.

(iii) The Board may from time to time sub-delegate its powers for specific tasks to one (1) or several ad hoc agent(s) who need(s) not be member(s) or manager(s) of the Company. The Board will determine the powers, duties and remuneration (if any) of its agent(s), the duration of the period of representation and any other relevant conditions of his/their agency.

(iv) The Board is authorised to delegate the day-to-day management and the powers to represent the Company in this respect, to one (1) or more managers, officers or other agents, whether member or not, acting either individually or jointly. The term of the delegation and the powers of the day-to-day manager(s) shall be determined by the Board. The day-to-day manager(s) may be removed by the Board at any time.

8.2. Procedure

(i) The Board meets upon the request of any manager, at the place indicated in the convening notice which, in principle, is in Luxembourg.

(ii) Written notice of any meeting of the Board is given to all managers at least twenty - four (24) hours in advance, except in case of emergency, the nature and circumstances of which are set forth in the notice of the meeting.

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(iii) No notice is required if all members of the Board are present or represented and if they state to have full knowledge of the agenda of the meeting. Notice of a meeting may also be waived by a manager, either before or after a meeting. Separate written notices are not required for meetings that are held at times and places indicated in a schedule previously adopted by the Board.

(iv) With the consent of the other manager(s), a manager may grant a power of attorney to another person, whether or not a manager, in order to be represented at any meeting of the Board.

(v) The Board can deliberate or act validly only if a majority of the managers is present or represented at a meeting of the Board, including at least one (1) Category A Manager and one (1) Category B Manager in the case that the member(s) has(have) qualified the managers as Category A Managers and Category B Managers. Decisions of the Board shall be taken by a majority vote of the managers present or represented at such meeting, including at least one (1) vote of a Category A Manager and one (1) vote of a Category B Manager in the case that the member(s) has(have) qualified the managers as Category A Managers and Category B Managers.

(vi) The minutes of any meeting of the Board shall be signed by all the managers present or by the chairman and a secretary in case the Board elected a chairman and appointed a secretary. Copies or excerpts of such minutes, which may be produced in judicial proceedings or otherwise, shall be signed either by the chairman and the secretary or by two managers or by the sole manager as the case may be.

(vii) Any manager may participate in any meeting of the Board by telephone or video conference or by any other means of communication allowing all the persons taking part in the meeting to be identified. Such means shall satisfy technical characteristics which allow an effective participation at such meeting and all persons participating to hear one another on a continuous basis. The Board meeting held by these means is deemed to be held at the registered office of the Company. The meeting will be dated as at the date of the holding. The decision will also be valid as the date of the holding.

(viii) Circular resolutions signed by all the managers (the “Managers Circular Resolutions”), are valid and binding as if passed at a Board meeting duly convened and held and bear the date of the last signature. Resolutions adopted in such manner shall be deemed to be taken at the registered office of the Company.

(ix) A manager having directly or indirectly an interest conflicting a resolution or a transaction falling within the competence of the Board, otherwise than under normal conditions in the ordinary course of business, must advise the Board thereof and cause a record of his/her statement to be mentioned in the minutes of the meeting. The manager concerned may not take part in these deliberations. A special report on the relevant transaction(s) is submitted to the members before any vote, at the next general meeting of members.

(x) Where by a reason of a conflict of interest, the number of managers required in order to validly deliberate is not met, the board of managers may decide to submit the decision on this specific item to the general meeting of members.

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8.3. Representation

(i) The Company shall be bound towards third parties in all matters by the sole signature of any manager (if no category of managers has been created) and/or the joint signature of any Category A Manager and any Category B Manager of the Company in the case that the member(s) has(have) qualified the managers as Category A Managers and Category B Managers or by the joint or single signatures of any persons to whom such signatory power has been validly delegated in accordance with articles 8.1 (ii), 8.1. (iv) and 8.3 (ii) of these Articles.

(ii) The Company is also bound towards third parties by the signature of any persons to whom special powers have been delegated by the Board.

Art. 9. Sole manager

9.1 If the Company is managed by a sole manager, any reference in the Articles to the Board or the managers is to be read as a reference to such sole manager, as appropriate.

9.2. The Company is bound towards third parties by the signature of the sole manager.

9.3. The Company is also bound towards third parties by the signature of any persons to whom special powers have been delegated.

9.4. In accordance with article 441-7 of the Law, where the sole manager has an interest conflicting with that of the Company, it must be mentioned in the minutes of the transactions made between the Company and the sole manager having an interest conflicting with that of the Company, apart from decisions related to ordinary business entered into normal conditions.

Art. 10. Liability of the managers

The managers may not, by reason of their mandate, be held personally liable for any commitments validly made by them in the name of the Company, provided such commitments comply with the Articles and the Law.

IV. Member(s)

Art. 11. General meetings of members and Members circular resolutions

11.1. Powers and voting rights

(i) Resolutions of the members are adopted at a general meeting of members (the “General Meeting”). Except in the event of amendments to the Articles, the holding of a General Meeting shall not be compulsory where the number of members does not exceed sixty (60). In such case, resolutions of the members may also be adopted by way of circular resolutions (the “Members Circular Resolutions”), according to article 710-17 of the Law.

(ii) Where resolutions are to be adopted by way of Members Circular Resolutions, the text of the resolutions is sent to all the members, in accordance with the Articles. In such case, each Member shall give his vote in writing. If passed, Members Circular Resolutions are valid and binding as if passed at a General Meeting duly convened and held and bear the date of the last signature.

(iii) Each corporate unit entitles to one (1) vote.

(iv) In accordance with article 710-19 of the Law, the Board may suspend the voting rights of any member acting defaulting its/his/her obligations under these Articles or under a side agreement entered into by such member in connection with its commitment in the Company.

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(v) Any member may renounce to exercise temporarily or definitively all or part of its/his/her voting rights. Such a waiver is of personal nature and is only binding on the renouncing member and the Company as from its notification.

(vi) In case of suspension or waiver of voting rights in accordance with articles 11.1 (iv) or 11.1 (v) of the Articles, the member deprived from voting rights may attend any General Meeting but the corporate units he holds are not taken into account to determine the quorum and majority required to adopt a resolution of the members (either during a General Meeting physically held or by circular resolutions).

11.2. Notices, quorum, majority and voting procedures

(i) The members are convened to General Meetings or consulted in writing at the initiative of the supervisory board (if any), of any manager or members representing more than one-half (1/2) of the corporate capital.

(ii) Written notice of any General Meeting is given to all members at least eight (8) calendar days in advance of the date of the meeting, except in case of emergency, the nature and circumstances of which are set forth in the notice of the meeting.

(iii) General Meetings are held at such place and time specified in the notices.

(iv) If all the members are present or represented and consider themselves as duly convened and informed of the agenda of the meeting, the General Meeting may be held without prior notice.

(v) A member may grant a written power of attorney to another person, whether or not a member, in order to be represented at any General Meeting.

(vi) Provided at least one (1) member or its proxyholder is physically present at the registered office of the Company, any member may participate in any General Meeting by telephone or video conference or by any other means of communication allowing all the persons taking part in the meeting to be identified. Such means of communication shall satisfy technical characteristics, which allow an effective participation at such General Meeting and all persons participating to hear one another on a continuous basis. Any person taking part to the meeting by using such means of communication is deemed to be present for the computation of the quorums and vote. For the purpose of this article 11.2 (vi), the General Meeting shall be deemed held at the registered office of the Company.

(vii) The members are entitled to vote by correspondence, by means of a form providing the option for a positive or negative vote or for an abstention. For the calculation of the quorum, only the forms received by the Company one (1) day prior to the General Meeting shall be taken into account.

(viii) At each General Meeting, an attendance list must be established with indication of the first name, last name and address of the members who were present or represented at the General Meeting. This list of presence is kept together with the minutes of the General Meeting.

(ix) Resolutions to be adopted at General Meetings or by way of Members Circular Resolutions are passed by members owning more than one-half (1/2) of the corporate capital. If this majority is not reached at the first General Meeting or first written consultation, the members are convened by registered letter to a second General Meeting or consulted a second time and the resolutions are adopted at the General Meeting or by Members Circular Resolutions by a majority of the votes cast, regardless of the proportion of the corporate capital represented.

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(x) Any provisions of the Articles may be amended with the consent of members owning at least three-quarters (3/4) of the corporate capital. In case there are different classes of corporate units, any resolution of the General Meeting, which is likely to change their respective rights, shall meet to be valid the conditions of quorum and majority in each class of corporate units in accordance with article 710-26 of the Law.

(xi) Any increase of a member’s commitment in the Company require the unanimous consent of the members.

Art. 12. Sole member

12.1. Where the number of members is reduced to one (1), the sole member exercises all powers conferred by the Law to the General Meeting.

12.2. Any reference in the Articles to the members and the General Meeting or to Members Circular Resolutions is to be read as a reference to such sole member or the resolutions of the latter, as appropriate.

12.3. The resolutions of the sole member are recorded in minutes or drawn up in writing.

V. Annual accounts - Allocation of profits - Supervision

Art. 13. Financial year and Approval of annual accounts

13.1. The financial year begins on the Monday following the last Sunday of December each year and ends on the last Sunday of the month of December the year after.

13.2. Each year, the Board prepares the balance sheet and the profit and loss account, as well as an inventory indicating the value of the Company’s assets and liabilities, with an annex summarizing the Company’s commitments and the debts of the manager(s) and members towards the Company.

13.3. Each member may inspect the inventory and the balance sheet at the registered office.

13.4. The annual accounts are approved at the annual General Meeting or by way of Members Circular Resolutions within six (6) months from the closing of the financial year.

13.5. In case the number of members of the Company exceeds sixty (60), the annual General Meeting shall be held each year on the third Tuesday of June each year at 3.00 pm at the registered office of the Company, and if such day is not a day on which banks are opened for general business in the city of Luxembourg (i.e. a “Business Day”), on the next following Business Day at the same time and place.

Art. 14. Commissaires - Réviseurs d’entreprises agréés

14.1. In case the number of members of the Company exceeds sixty (60), the supervision of the Company shall be entrusted to one (1) or more statutory auditor(s) (commissaire(s)), who may or may not be members.

14.2. The operations of the Company are supervised by one (1) or several independent auditor(s) (réviseur(s) d’entreprises agréé(s)), when so required by law.

14.3. The members appoint the statutory auditor (commissaire), if any, and the independent auditor (réviseur d’entreprises agréé), if any, and determine their number, remuneration and the term of their office. The statutory auditor (commissaire) and the independent auditor (réviseur d’entreprises agréé) may be reappointed.

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Art. 15. Allocation of profits

15.1. From the annual net profits of the Company, five per cent (5%) is allocated to the reserve required by the Law. This allocation ceases to be required when the legal reserve reaches an amount equal to ten per cent (10%) of the corporate capital.

15.2. The members determine how the balance of the annual net profits is disposed of. It may allocate such balance to the payment of a dividend, transfer such balance to a reserve account or carry it forward.

15.3. The Board is authorized to distribute interim dividends, at any time, under following conditions, set by the Law, i.e.:

(1) interim accounts shall be drawn-up showing that the funds available for the distribution are sufficient;

(2) the amount to be distributed may not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the Law or of the Articles;

(3) the decision of the Board to distribute an interim dividend may not be taken more than two (2) months after the date at which the interim accounts referred under (1) above have been made up;

(4) the commissaire or the réviseur d’entreprise, if any, shall verify whether the above conditions have been satisfied.

15.4. Dividends and interim dividends shall be split between the members in proportion to the participation they hold in the corporate capital of the Company.

VI. Dissolution - Liquidation

Art. 16.

16.1. The Company may be dissolved at any time, by a resolution of the members, adopted by the members holding three-quarters (3/4) of the corporate capital. The members appoint one (1) or several liquidators, who need not be members, to carry out the liquidation and determine their number, powers and remuneration. Unless otherwise decided by the members, the liquidators have the broadest powers to realize the assets and pay the liabilities of the Company.

16.2. The surplus after the realization of the assets and the payment of the liabilities is distributed to the members in proportion to the corporate units held by each of them.

16.3. The Company may be dissolved (without liquidation) by a decision of the sole member in accordance with articles 1865bis of the Civil Code and 1100-1 (2) of the Law.

VII. General provisions Art. 17.

17.1. Notices and communications are made or waived and the Managers Circular Resolutions as well as the Members Circular Resolutions are evidenced in writing, by telegram, telefax, e-mail or any other means of electronic communication.

17.2. Powers of attorney are granted by any of the means described above. Powers of attorney in connection with Board meetings may also be granted by a manager in accordance with such conditions as may be accepted by the Board.

17.3. Signatures may be in handwritten or electronic form, provided they fulfill all legal requirements to be deemed equivalent to handwritten signatures. Signatures of the Managers Circular Resolutions or the Members Circular Resolutions, as the case may be, are affixed on one (1) original or on several counterparts of the same document, all of which taken together constitute one (1) and the same document.

17.4. All matters not expressly governed by the Articles are determined in accordance with the Law and, subject to any non-waiver provisions of the Law, any agreement entered into by the members from time to time.

In case of discrepancies between the English and the French texts, the English version will be prevailing.

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